                                  FORM 8-K/A

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 18, 1998


COMMUNICATIONS INSTRUMENTS, INC.       NORTH CAROLINA           56-182-82-70

      KILOVAC CORPORATION                CALIFORNIA             95-228-58-08

  KILOVAC INTERNATIONAL, INC.            CALIFORNIA             95-322-33-47
  (Exact name of registrant as         (State or other        (I.R.S. Employer
   specified in its charter)           jurisdiction of       Identification No.)
                                       incorporation)


1396 CHARLOTTE HIGHWAY                                             28730
FAIRVIEW, NORTH CAROLINA                                         (Zip Code)
(Address of principal executive offices)


                                (704) 628-1711
             (Registrant's telephone number, including area code)


                                NOT APPLICABLE
         (Former name or former address, if changed since last report)

     The undersigned Registrants hereby amend the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, dated February 18, 1998, relating to events occuring on December 1, 1997, as set forth on the pages attached hereto.

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

     (b) Assets of GRD acquired in the Acquisition that constitute plant, equipment or other physical property were used in the business of manufacturing relays and the Registrants intend to continue such use after the Acquisition.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

     The audited balance sheet for GRD for year ended December 29, 1996 and the unaudited balance sheet for GRD for the nine months ended September 29, 1997, and the audited statement of operations and changes in divisional equity and statement of cash flows for GRD for the year ended December 29, 1996, and the unaudited statements of operations and changes in divisional equity and statements of cash flows for GRD for the nine months ended September 28, 1997 and September 29, 1996, together with a report of independent public accountants, are hereby filed as part of this Report on Form 8-K/A in the form attached as Exhibit A.

     (b) PRO FORMA FINANCIAL INFORMATION

     The required pro forma financial information for the transaction that is the subject of this Report on Form 8-K/A is hereby filed as part of this Report in the form attached as Exhibit B.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       COMMUNICATIONS INSTRUMENTS, INC.

DATE: MARCH 17, 1997                   BY: /S/ DAVID HENNING
                                           ----------------------------
                                       NAME:  DAVID HENNING
                                       TITLE: CHIEF FINANCIAL OFFICER,
                                              ASSISTANT SECRETARY


                                       KILOVAC CORPORATION

DATE: MARCH 17, 1997                   BY: /S/ DAVID HENNING
                                           ----------------------------
                                       NAME:  DAVID HENNING
                                       TITLE: CHIEF FINANCIAL OFFICER


                                       KILOVAC INTERNATIONAL, INC.

DATE: MARCH 17, 1997                   BY: /S/ DAVID HENNING
                                           ----------------------------
                                       NAME:  DAVID HENNING
                                       TITLE: CHIEF FINANCIAL OFFICER

                                                                       EXHIBIT A



[LOGO]                                   Coopers & Lybrand L.L.P.

                                         a professional services firm



                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors and Stockholders of GENICOM Corporation:

We have audited the accompanying balance sheet of GENICOM Corporation -- Relays Division (the "Division") as of December 29, 1996, and the related statements of operations and changes in divisional equity and cash flows for the year then ended. These financial statements are the responsibility of GENICOM Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, GENICOM Corporation -- Relays Division is a division of GENICOM Corporation and, as such, has no separate legal status or existence. Significant transactions with GENICOM Corporation, which include the financing of the Division's operations, are described in Note 1.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Division as of December 29, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          /s/ Coopers & Lybrand L.L.P.

McLean, VA
November 18, 1997





Coopers & Lybrand L.L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand International.


                     GENICOM CORPORATION - RELAYS DIVISION

                                BALANCE SHEETS

                                (in thousands)


                                                         September 28,        December 29,
                                                             1997                 1996
                                                         -------------        ------------
ASSETS                                                    (unaudited)
Current assets:
  Accounts receivable, less allowance for
    doubtful accounts of $27and $29                         $2,680               $1,748
  Other receivables                                             15                   24
  Inventories                                                4,388                4,470
                                                            ------               ------
      Total current assets                                   7,083                6,242
Property, plant and equipment, net                             882                  932
Other assets                                                   691                  691
Restricted cash                                                 26                   17
                                                            ------               ------
      TOTAL ASSETS                                          $8,682               $7,882
                                                            ======               ======

LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable                                          $  463               $  640
  Accrued expenses                                               9                    9
  Capital lease obligations                                     56                   65
  Accrued employee liabilities                               1,786                1,828
                                                            ------               ------
      Total current liabilities                              2,314                2,542
                                                            ------               ------

Capital lease obligations, noncurrent                           78                  110
                                                            ------               ------
      Total liabilities                                      2,392                2,652
                                                            ------               ------

Commitments and contingencies



Equity
  Divisional equity                                          6,290                5,230
                                                            ------               ------
      TOTAL LIABILITIES AND EQUITY                          $8,682               $7,882
                                                            ======               ======


The accompanying notes are an integral part of these financial statements.


                     GENICOM CORPORATION - RELAYS DIVISION

                         STATEMENTS OF OPERATIONS AND

                         CHANGES IN DIVISIONAL EQUITY

                                (In thousands)


                                                     Nine Months            Nine Months             Twelve Months
                                                        Ended                  Ended                    Ended
                                                  September 28, 1997    September 29, 1996        December 29, 1996
                                                  ------------------    ------------------        -----------------
                                                     (unaudited)            (unaudited)
Revenues, net:

  Domestic sales                                       $11,635                $ 9,861                $13,144

  International sales                                      522                    341                    454

  Government sales                                          28                     44                     53
                                                       -------                -------                -------
    Total revenues                                      12,185                 10,246                 13,651
                                                       -------                -------                -------

Operating costs and expenses:

  Cost of revenues                                       9,644                 10,380                 13,076

  Selling, general and administration                    1,085                  1,019                  1,559
                                                       -------                -------                -------
    Total operating costs and
         expenses                                       10,729                 11,399                 14,635
                                                       -------                -------                -------

Net income (loss)                                        1,456                 (1,153)                  (984)


Divisional equity, Beginning of period                   5,230                  5,413                  5,413


Net transfer (to) from Parent                             (396)                   976                    801
                                                       -------                -------                -------

Divisional equity, End of period                       $ 6,290                $ 5,236                $ 5,230
                                                       =======                =======                =======



The accompanying notes are an integral part of these financial statements.

                     GENICOM CORPORATION - RELAYS DIVISION
                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                          Nine Months          Nine Months         Twelve Months
                                                                             Ended                Ended                Ended
                                                                         September 28,        September 29,        December 29,
                                                                             1997                 1996                 1996
                                                                         -------------        -------------        -------------
                                                                          (unaudited)          (unaudited)
Cash flows from operating activities:
    Net income (loss)                                                           $1,456              $(1,153)              $ (984)
    Adjustments to reconcile net income (loss) to cash
      provided by (used in) operating activities:
        Depreciation                                                               243                  244                  334
        Prepaid pension costs                                                       --                 (738)                (984)
        Changes in operating assets and liabilities:
            Accounts and other receivables                                        (923)                (743)                (305)
            Inventories                                                             82                1,001                  758
            Accounts payable and accrued liabilities                              (219)                 541                  590
            Other                                                                   (9)                  --                   --
                                                                                ------              -------               ------
Net cash provided by (used in) operating activities                                630                 (848)                (591)
                                                                                ------              -------               ------
Cash flows from investing activities:
    Additions to property, plant and equipment                                      (9)                (373)                (456)
                                                                                ------              -------               ------
Net cash used in investing activities                                               (9)                (373)                (456)
                                                                                ------              -------               ------
Cash flows from financing activities:
    Net transfers (to) from Parent                                                (580)               1,239                1,069
    Principal payments on capital leases                                           (41)                 (18)                 (22)
                                                                                ------              -------               ------
Net cash (used in) provided by financing activities                               (621)               1,221                1,047
                                                                                ------              -------               ------
Net change cash and cash equivalents                                                 0                    0                    0
Cash and cash equivalents at beginning of period                                     0                    0                    0
                                                                                ------              -------               ------
Cash and cash equivalents at end of period                                      $    0              $     0               $    0
                                                                                ======              =======               ======
Supplemental cash flow information:
Schedule of noncash investing and financing activities:
Property, plant and equipment contributed to
   (received from) Parent                                                       $ (184)             $   263               $  268
                                                                                ======              =======               ======

The accompanying notes are an integral part of these financial statements.

                     GENICOM CORPORATION - RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS

Note 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The GENICOM Corporation - Relays Division (the "Division" or "Relays") manufactures and sells relays used principally in signal switching applications requiring high functional reliability and product quality. The relays are sold primarily for aerospace and defense applications, automatic test equipment applications and, to a lesser extent, communication, industrial control and transportation control applications. The Division sells its products primarily in the United States.

Basis of Presentation

The Division has operated as a business activity of GENICOM Corporation ("GENICOM" or "Parent"). Historically, the Division has had no separate legal status as it is an integral part of the Parent's operations. The Parent has financed the Division's operations, and the Division's assets are pledged as collateral for certain indebtedness of the Parent.

Fiscal Year

The Division's fiscal year ends on the Sunday nearest December 31, which was the 52 week period ended December 29, 1996.

Cash Management

The Division's cash and cash advance activity with the Parent are included in the Parent's cash management system, whereby the Division's cash funds are combined with other Parent cash funds. Accordingly cash balances and advances due to or from the Parent are presented in the accompanying balance sheet as part of "Divisional Equity". The net cash transfers between the Division and the Parent appear in the accompanying statement of cash flows as "Net transfers (to) from Parent".

Inventories

Inventories are stated at the lower of cost, determined on the first-in first-out method, or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method based on estimated lives at acquisition date (generally 3 to 10 years for machinery and equipment). The cost of assets retired or otherwise disposed of and the accumulated depreciation thereon are removed from the accounts with any gain or loss realized upon sale or disposal charged or credited to operations.

Significant improvements are capitalized, while repairs and maintenance costs are charged to operations.

Income Taxes

The Division is included in the consolidated tax return of the Parent. The Division provides for income taxes as if it filed a separate return. Income taxes are accounted

                     GENICOM CORPORATION - RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for under the liability method in accordance with SFAS No. 109 "Accounting for Income Taxes". A valuation allowance reduces deferred tax assets when it is "more likely than not" that some portion or all of the deferred tax asset will not be realized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Division to concentration of credit risk consist primarily of receivables. Credit is extended to various customers, however, ongoing credit evaluations are performed on customers and an allowance for doubtful accounts is established for specific customers when it is determined there is a significant credit risk. Generally, no collateral is required from customers nor has there been, historically, significant credit related losses. One customer, Group Technologies, accounted for 12.9 percent of revenues in 1996 and 19.0 percent of accounts receivable at year end.

Revenue Recognition and Warranty Costs

Revenues are recorded when products are shipped to customers. Estimated warranty costs for sales are provided for in the year of sale.

Allocation of Expenses

The Parent charges administrative expenses and other central operating costs, including health and retirement benefits, to its divisions on the basis of direct usage, when identifiable, with the remainder allocated based on estimates of costs on a stand-alone basis. In the opinion of management, these methods of allocation are reasonable. Such allocations total $962,000, exclusive of employee benefit plan expenses described in Note 4 "Employee Benefit Plans". Included in this allocation is $90,000 for rent expense.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

The unaudited balance sheet as of September 28, 1997 and the unaudited statements of operations and changes in divisional equity and cash flows for the nine-month periods ended September 28, 1997 and September 29, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 28, 1997 are not necessarily indicative of results that may be expected for the year ending December 28, 1997.

                     GENICOM CORPORATION - RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS


Note 2: BALANCE SHEET INFORMATION

Inventories consist of:

                                                         Sept. 28,     Dec. 29,
(in thousands)                                              1997         1996
                                                         ---------     --------
                                                        (unaudited)
Raw materials                                            $   3,331     $  3,522
Work in process                                                765          639
Finished goods                                                 292          309
                                                         ---------     --------
                                                         $   4,388     $  4,470
                                                         =========     ========

Property, plant and equipment consists of:

                                                                       Dec. 29,
(in thousands)                                                           1996
                                                                       --------
Buildings                                                              $    116
Machinery and equipment                                                   3,469
Construction in progress                                                    149
                                                                       --------
                                                                          3,734
  Less: accumulated depreciation                                          2,802
                                                                       --------
                                                                       $    932
                                                                       ========

Note 3: EMPLOYEE BENEFIT PLANS

Relays through GENICOM provides postretirement medical and life insurance benefits to hourly and salaried employees hired before March 22, 1993, who retire after attaining age 60 with at least 5 years of service. Under certain conditions, benefits may be extended to the retirees' spouse and dependents. Salaried employees hired after March 22, 1993 are eligible for postretirement medical and life insurance benefits only upon attainment of Social Security retirement age and completion of 10 years of service, and no spouse or dependent coverage is provided.

The postretirement medical coverage is contributory, while the life insurance coverage is noncontributory.

The components of net periodic postretirement benefit costs were:

                                                                       Dec. 29,
(in thousands)                                                           1996
                                                                       --------
Service cost-benefits attributed to service during the period          $     58
Interest cost on accumulated postretirement benefit obligation              174
Amortization of unrecognized transition obligation over 20 years            100
                                                                       --------

Net periodic postretirement benefit cost                               $    332
                                                                       ========

                     GENICOM CORPORATION - RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS


The following table sets forth the combined funded status for the Division's postretirement benefit obligations as of the indicated actuarial valuation dates:


                                                  Dec. 29,
(in thousands)                                      1996
                                                  --------
Accumulated postretirement benefit obligation     $  2,501

Unrecognized transition obligation                  (1,949)

Unrecognized net gain                                  492
                                                  --------
Accrued postretirement benefit cost               $  1,044
                                                  --------

For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease gradually to 5.5% for 2001 and remain at that level thereafter. If the health care cost trend rate was to increase 1.0%, the accumulated postretirement benefit obligation as of December 29, 1996 would have increased by 9.7%. The effect of this change on the aggregate service and interest costs for 1996 would be increases of 7.6%. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1996.

Relay's collective bargaining employees are covered by a contributory defined benefit pension plan (the "Pension Plan"). The Pension Plan benefits are based on years of credited service and the participant's compensation. Eligible employees must elect to participate and contribute 3.0% of compensation between $12,000 and $25,650 per calendar year. The Division makes contributions to the Pension Plan sufficient to meet federal funding requirements.

Components of periodic pension cost were:

                                                  Dec. 29,
(in thousands)                                      1996
                                                  --------
Service cost                                      $    208

Interest cost on projected benefit obligation          448

Actual return on plan assets                          (738)

Net amortization and deferral                     $    294
                                                  --------

Net periodic pension expense                      $    212
                                                  --------

                    GENICOM CORPORATION -- RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS


The following table sets forth the Pension Plan's funded status as of the indicated date:


                                                                             Dec. 29,
(in thousands)                                                                 1996
                                                                             --------
Projected benefit obligation                                                 $  6,379
Fair value of plan assets                                                       6,528
                                                                             --------
Fair value of plan assets in excess of projected benefit obligation               149
Unrecognized net liability existing at January 1, 1987                            113
Unrecognized net losses from actuarial experience                                 429
                                                                             --------
Prepaid pension cost                                                         $    691
                                                                             ========

The Division's assumptions used in determining the pension cost and pension liability shown above were as follows:

                                                    Dec. 29,
                                                      1996
                                                    --------
Discount rate                                           7.75
Rate of compensation progression                        4.00
Rate of return on plan assets                           9.00

Pension Plan assets consist primarily of treasury notes, government and corporate bonds, corporate equities and cash equivalent funds.

Note 4:  INCOME TAXES

The Division recorded no tax benefit for 1996 as the recoverability of any benefit is doubtful on a hypothetical stand-alone basis.

Deferred tax assets and liabilities are recorded based on temporary differences between the tax basis of assets and liabilities reported in the financial statements and for income tax purposes. The major components of the Division's deferred tax assets and liabilities are as follows:

                                                                             Dec. 29,
(in thousands)                                                                 1996
                                                                             ---------
Deferred tax assets:
Net operating loss carryforwards                                             $    525
Inventory valuation                                                                24
Vacation accrual                                                                  166
Bad debt reserve                                                                   23
Employee benefits                                                                 530
Other                                                                               4
Valuation allowance                                                            (1,272)
                                                                             ---------
   Total deferred tax asset                                                  $      0
                                                                             =========

                     GENICOM CORPORATION - RELAYS DIVISION
                         NOTES TO FINANCIAL STATEMENTS

The deferred tax assets for 1996 are fully reserved due to uncertainties regarding their ultimate recoverability.

Note 5: COMMITMENTS AND CONTINGENCIES

Environmental

The Division operates at the Parent's facility in Waynesboro, Virginia. The Parent and the former owner of the Waynesboro, Virginia facility, General Electric Company, have generated and managed hazardous wastes at the facility for many years as a result of their use of certain materials in manufacturing processes. The Parent and the United States Environmental Protection Agency have agreed to a corrective action order (the "Order"), which became effective September 14, 1990. The Order requires the Parent to undertake an investigation of solid waste management units at its Waynesboro, Virginia facility and to conduct a study of any necessary corrective measures that may be required. Any expenses related to the Order will be incurred by the Parent, and the Division assumes no liability.

Lease Commitments

The Division has two capital leases for equipment. Payments due under these leases are $65 thousand in 1997, $56 thousand in 1998, $39 thousand in 1999 and $15 thousand in 2000.

                                                                       EXHIBIT B

                       COMMUNICATIONS INSTRUMENTS, INC.
                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS




The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of Communications Instruments, Inc., a North Carolina corporation (the "Company"), included in the Company's registration statement filed on Form S-4.

On December 1, 1997, the Company acquired certain assets and assumed certain liabilities of the Genicom Relays Division ("GRD") of Genicom Corporation for approximately $4.8 million in cash less a purchase price adjustment of $115,000 (the "GRD Acquisition"). The payment of the purchase price was financed through the Company's Senior Credit Facility (as defined).

On September 18, 1997 the Company consummated an offering of 95,000 of $1,000 principal amount of 10% Senior Subordinated Notes (the "Notes"), due 2004, Series B, (the "Offering"). Concurrent with the Offering, (i) Code, Hennessey & Simmons III, LP, certain members of management, and certain other investors (collectively, the "New Investors") acquired approximately 87% of the capital stock of CII Technologies Inc., a Delaware corporation and the holder of all of the outstanding capital stock of the Company ("Parent"), and certain of Parent's existing stockholders (the "Existing Stockholders"), including certain members of management, retained approximately 13% of Parent's capital stock (collectively, the "Recapitalization"); (ii) the Company borrowed approximately $2.7 million pursuant to a new senior secured credit facility providing for loans of up to $25.0 million (the "Senior Credit Facility"); (iii) the Company repaid approximately $29.3 million of outstanding obligations under its prior senior credit facility (the "Old Credit Facility") including a success fee of approximately $1.5 million in connection therewith and certain other liabilities (the "Refinancing"); (iv) the Company purchased for $4.5 million the remaining 20% of the outstanding capital stock of Kilovac Corporation ("Kilovac") that the Company did not then own (the "Kilovac Purchase"); and (v) the Company made a dividend of approximately $55.0 million to Parent, which was used to consummate the Recapitalization and repay certain indebtedness of Parent. Pursuant to the Recapitalization, the New Investors, including Code, Hennessy & Simmons, and certain Existing Stockholders, including members of senior management, invested approximately $25.0 million through a cash investment of approximately $21.7 million and the retention of capital stock of Parent which, for the purposes of the Recapitalization is valued at approximately $3.3 million.

The Offering, the Recapitalization, the Refinancing, the Kilovac Purchase, the Dividend and the initial borrowings under the Senior Credit Facility are collectively referred to herein as the "Transactions".

In July 1996, the Company acquired the assets and certain liabilities of Hartman Electrical Manufacturing, a division of Figgie International, Inc., for $12.0 million, excluding expenses (the "Hartman Acquisition").

The unaudited pro forma balance sheet as of September 30, 1997 presents the financial position of the Company as if the GRD Acquisition had taken effect on that date.

The unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the Hartman Acquisition, the Transactions and the GRD Acquisition (as defined) as if such events were consummated on January 1, 1996. The unaudited pro forma statement of operations for the nine months ended September 30, 1997 gives effect to the Transactions and the GRD Acquisition as of such events were consummated on January 1, 1997. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable.

The pro forma financial statements do not purport to be indicative of the results that would have been obtained had such transactions described above occurred as of the assumed dates. In addition, the pro forma financial statements do not purport to project the Company's results of operations for any future date or period.

The pro forma financial statements should be read in conjunction with the financial statements of the Company, Kilovac and Hartman, and the notes thereto, contained in the Company's Registration Statement filed on Form S-4, and the financial statements of GRD included in this Form 8-K/A.

                       COMMUNICATIONS INSTRUMENTS, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                              SEPTEMBER 30, 1997
                            (Dollars in Thousands)

                                                                                                   Pro Forma
                                                                Historical       GRD     (1)     As Adjusted
                                                                ----------     -------   --      -----------
ASSETS

Current Assets:
  Cash                                                            $    453      $  --               $    453
  Accounts receivable, net                                          11,600         --                 11,600
  Inventories                                                       15,573       3,755   (2)          19,328
  Deferred income taxes                                              1,760         --                  1,760
  Other current assets                                                 752           2                   754
                                                                  --------      ------              --------
     Total current assets                                           30,138       3,757                33,895

Property, plant and equipment, net                                  14,958       1,850                16,808

Other assets:
  Investments                                                           85         --                     85
  Goodwill                                                          14,483         --                 14,483
  Environmental receivable and restricted cash                       1,646         --                  1,646
  Intangible and other assets                                        7,170          24                 7,194
                                                                  --------      ------              --------
Total                                                             $ 68,480      $5,631              $ 74,111
                                                                  ========      ======              ========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
  Accounts payable                                                $  4,769      $  --               $  4,769
  Accrued interest                                                     345         --                    345
  Other accrued expenses                                             6,293         834                 7,127
                                                                  --------      ------              --------
     Total current liabilities                                      11,407         834                12,241

Long term debt                                                      96,200       4,683   (3)         100,883
Deferred income taxes                                                1,410                             1,410
Lease obligation                                                                   114                   114
Note payable to stockholders                                           694         --                    694
Other long term liabilities                                          2,714         --                  2,714
                                                                  --------      ------              --------
     Total Liabilities                                             112,425       5,631               118,056

Stockholders' deficit
  Common stock, $.01 par value, 1,000 shares authorized,               --          --                    --
   1,000 shares issued and outstanding
  Additional paid in capital                                        12,317         --                 12,317
  Accumulated deficit                                              (56,224)        --                (56,224)
  Currency translation loss                                            (38)        --                    (38)
                                                                  --------      ------              --------
     Total stockholders' deficit                                   (43,945)        --                (43,945)
                                                                  --------      ------              --------
Total                                                             $ 68,480      $5,631              $ 74,111
                                                                  ========      ======              ========

See notes to pro forma balance sheet (unaudited)

Notes to Pro Forma Balance Sheet (Unaudited)

(1) The Company has accounted for the GRD Acquisition as a purchase applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their relative fair values at closing. The following summarizes the purchase price allocation of the GRD Acquisition as of the date of the consummation of the acquisition (December 1, 1997):

                   Current assets                  $  3,757
                   Property & equipment               1,850
                   Intangibles & other assets            24
                   Liabilities assumed                 (948)
                                                   --------
                   Purchase Price                  $  4,683
                                                   ========


Such allocations are subject to final determination based on valuations and other studies not yet completed. Management believes there will be no material changes to the allocation of the purchase price.

(2)  Includes an adjustment ($63) to increase inventory to estimated fair value.

(3) Reflects the increase in bank debt incurred to finance the Genicom Acquisition.

                       COMMUNICATIONS INSTRUMENTS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                                                     ADJUSTMENTS FOR
                                                                      ADJUSTMENTS          THE
                                             ADJUSTMENTS FOR            FOR THE      RECAPITALIZATION
                                               THE HARTMAN     PRO      KILOVAC          AND THE
                          COMPANY    HARTMAN ACQUISITION (2)  FORMA   PURCHASE (8)   INITIAL OFFERING  PRO FORMA (15)
                          -------    ------- --------------- -------  ------------   ----------------  ---------
Net sales...............  $66,336    $10,825      $ --       $77,161     $ --            $   --           $77,161
Cost of sales...........   46,779(1)   7,942        141 (3)   54,862        20 (9)           --            54,882
                          -------    -------      -----      -------     -----           -------          -------
Gross profit............   19,557      2,883       (141)      22,299       (20)              --            22,279
Selling expenses........    4,903        156        --         5,059       --                --             5,059
General and
 administrative
 expenses...............    5,464        578         (6)(4)    6,036         4 (10)          350 (13)       6,390
Research and development
 expenses...............    1,011        --         --         1,011       --                --             1,011
Amortization of goodwill
 and other intangible
 assets.................      543        --          57 (5)      600       148 (11)          --               748
                          -------    -------      -----      -------     -----           -------          -------
Income (loss) from
 operations.............    7,636      2,149       (192)       9,593      (172)             (350)           9,071
Interest expense, net...    5,055        791        (98)(6)    5,748       450 (12)        6,609 (14)      12,807
Other (income) expense,
 net....................     (201)        15        --          (186)      --                --              (186)
                          -------    -------      -----      -------     -----           -------          -------
Income (loss) before
 income taxes and
 minority interest......    2,782      1,343        (94)       4,031      (622)           (6,959)          (3,550)
Provision for (benefit
 from) income taxes (7).    1,120        536        (38)       1,618      (200)           (2,784)          (1,366)
Income applicable to
 minority interest......       33        --         --            33       (33)              --               --
                          -------    -------      -----      -------     -----           -------          -------
Net income (loss).......  $ 1,629    $   807      $ (56)     $ 2,380     $(389)          $(4,175)         $(2,184)
                          =======    =======      =====      =======     =====           =======          =======

                                      Adjustments for        Pro Forma
                                      the GRD                       As
                            GRD       Acquisition (16)        Adjusted (20)
                          -------     ---------------      -------------
Net sales...............  $13,651         $ --                   $90,812
Cost of sales...........   13,076          (404)(17)              67,554
                          -------        -----------             -------
Gross profit............      575           404                   23,258

Selling expenses........      758           --                     5,817
General and
 administrative
 expenses...............      801          (163)(18)               7,028
Research and development
 expenses...............      --            --                     1,011
Amortization of goodwill
 and other intangible
 assets.................      --            --                       748
                          -------        -----------             -------
Income (loss) from
 operations.............     (984)          567                    8,654

Interest expense, net...      --            395(19)               13,202
Other (income) expense,
 net....................      --            --                      (186)
                          -------        -----------             -------
Income (loss) before
 income taxes and
 minority interest......     (984)          172                   (4,362)

Provision for (benefit
 from) income taxes (7).      --           (325)                  (1,691)

Income applicable to
 minority interest......      --            --                       --
                          -------        -----------             -------
Net income (loss).......    ($984)         $497                  $(2,671)
                           ======          ====                  =======

                        NOTES TO UNAUDITED PRO FORMA
                           STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1996

 (1) The Company's historical cost of sales reflects the write-off of $903,000 related to the purchase accounting adjustment for the increase of inventories to estimated fair value in connection with the Hartman Acquisition. As a result of the sale of the inventories purchased in the Hartman Acquisition, the write-up of $903,000, associated with the acquired inventory was charged to cost of sales.

 (2) The Company has accounted for the Hartman Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the Hartman Acquisition.

 (3) Adjustment reflects (i) increased depreciation expenses corresponding to a higher appraised value of certain equipment acquired in the Hartman Acquisition, of which $103,000 is attributable to the capitalization of tooling, and (ii) reclassification of building depreciation to rent expense since the Company is leasing Hartman's facility. The lease of the Hartman facility is a 10 year lease, terminable at the Company's option. The first 5 years have an average annual rent of approximately $85,000 and years 6-10 will have an annual rent of approximately $159,000. For pro forma purposes, it was assumed the lease would end in five years because management expects to relocate locally within the next five years.

 (4) Adjustment reflects reclassification of $6,000 of depreciation expense to cost of sales.

                       COMMUNICATIONS INSTRUMENTS, INC.

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996


 (5) Adjustment reflects the amortization of $57,000 of goodwill recorded in connection with the Hartman Acquisition. Goodwill is amortized over an estimated useful life of 30 years.

 (6) Adjustment reflects elimination of $791,000 of allocated debt service offset by additional interest expense associated with approximately $13.0 million of bank debt incurred to finance the Hartman Acquisition. The interest rate assumed on the $13.0 million of senior debt is 10.25% on the term debt ($9.0 million) and 9.75% on the revolving debt ($4.0 million). An increase in these rates of 1/8% would increase interest expense by $16,000 for the year ended December 31, 1996 and a decrease of 1/8% would decrease interest expense by $16,000 for the year ended December 31, 1996. All debt incurred for the Hartman Acquisition was paid with a portion of the proceeds from the Offering and the Recapitalization.

 (7) Adjustment assumes an effective tax rate of 40% for Hartman, 32.1% for Kilovac, 40% for the Recapitalization and Offering and 40% for the GRD Acquisition. The effective tax rate was computed based upon statutory rates adjusted for certain known permanent differences in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

 (8) Adjustments give effect to the Kilovac Purchase as adjusted to reflect the corresponding tax benefit and as if such transaction had occurred on January 1, 1996.

     The Kilovac purchase was financed through a portion of the proceeds from the Offering and the Recapitalization.

      Purchase price allocation for the additional 20% of Kilovac:
        Inventory....................................................... $   47
        Fixed Assets....................................................    169
        Intangible Assets...............................................    458
        Minority Interest in Net Income of Subsidiary...................    123
        Goodwill........................................................  3,974
        Liabilities assumed.............................................   (271)
                                                                         ------
                                                                         $4,500
                                                                         ======

 (9) Adjustment reflects $20,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(10) Adjustment reflects $4,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(11) Adjustment reflects $148,000 of amortization of goodwill and other intangible assets recorded in connection with the Kilovac Purchase. Goodwill is amortized over an estimated useful life of 30 years.

(12) Adjustment reflects additional interest expense associated with the use of $4.5 million of the proceeds from the issuance of the Notes to effect the Kilovac Purchase at a 10% annual interest rate.

(13) Adjustment reflects the new management agreement fees of $500,000 offset by the removal of old management fees of $150,000.

(14) Adjustment reflects elimination of $3.4 million of the interest expense associated with the Old Credit Facility offset by (i) additional interest expense associated with the issuance of the Notes of approximately
     $90.5 million (net of $4.5 million used to effect the Kilovac Purchase, see Note 12) at a 10% annual interest rate and (ii) additional interest expense associated with borrowings against the New Credit Facility of approximately $2.7 million at an assumed interest rate of 9.75%.

(15) Adjustments give effect to the Kilovac Purchase and the remaining Transactions as if such events occurred on January 1, 1996.

(16) The Company has accounted for the GRD Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the GRD Acquisition.

(17) Adjustment reflects a lower depreciation expense based on the fair value of the assets purchased ($70) and the removal of corporate service charges ($612) offset by the estimated incremental costs the Company would incur to replace these services ($278).

(18) Adjustment reflects the removal of corporate service charges ($350) offset by the estimated incremental costs the Company would incur to replace these services ($187).

(19) Adjustment reflects the additional interest expense associated with approximately $4.7 million of bank debt incurred to finance the GRD Acquisition. Interest rates assumed with respect to such bank debt were 8.25% with respect to approximately $4 million of such debt and 9.5% with respect to approximately $700,000 of such debt.

(20) Adjustments give effect to the GRD Acquisition as if such event had occurred on January 1, 1996.

                       COMMUNICATIONS INSTRUMENTS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 For the Nine Months Ended September 30, 1997
                            (Dollars in Thousands)

                                                                                              Pro Forma
                                                                   Pro Forma                Adjustments
                                                                 Adjustments                    for the
                                                                     for the           Recapitalization
                                                                     Kilovac            and the Initial
                                                      Company       Purchase (1)               Offering     Pro Forma (9)
                                                      -------       --------                   --------     ---------
Net sales............................................ $67,454          $ --                     $   --        $67,454
Cost of sales........................................  44,704             14(2)                     --         44,718
                                                      -------          -----                    -------       -------
Gross profit.........................................  22,750            (14)                       --         22,736


Selling Expense......................................   4,506            --                         --          4,506
General and administrative expenses..................   5,750              3 (3)                    268 (6)     6,021
Research and development expenses....................     878            --                         --            878
Amortization of goodwill and other intangible assets.     463            106 (4)                    --            569
                                                      -------          -----                    -------       -------

Income (loss) from operations........................  11,153           (123)                      (268)       10,762

Interest expense, net................................   3,859            338 (5)                  4,579 (7)     8,776
Cancellation fees....................................     800            --                         --            800
Other (income) expense, net..........................      49            --                         --             49
                                                      -------          -----                    -------       -------
Income (loss) before income taxes, minority interest
   and extraordinary item............................   6,445           (461)                    (4,847)        1,137

Provision for (benefit from) income taxes (8)........   2,570           (149)                    (1,939)          482

Income applicable to minority interest...............      55            (55)                       --            --
                                                      -------          -----                    -------       -------

Net income (loss).................................... $ 3,820          $(257)                   $(2,908)      $   655
                                                      =======          =====                    =======       =======

                                                                   Adjustments
                                                                   for the            Pro Forma
                                                                   GRD                       At
                                                       GRD         Acquisition  (10)   Adjusted  (14)
                                                       --------    -----------         --------
Net sales............................................   $12,185          $ --           $79,639
Cost of sales........................................     9,644           (296) (11)     54,066
                                                        -------          -----          -------
Gross profit.........................................     2,541            296           25,573


Selling Expense......................................       452            --             4,958
General and administrative expenses..................       633           (122) (12)      6,532
Research and development expenses....................       --             --               878
Amortization of goodwill and other intangible assets.       --             --               569
                                                        -------          -----          -------

Income (loss) from operations........................     1,456            418           12,636

Interest expense, net................................       --             296  (13)      9,072
Cancellation fees....................................       --             --               800
Other (income) expense, net..........................       --             --                49
                                                        -------          -----          -------

Income (loss) before income taxes, minority interest
   and extraordinary item............................     1,456            122            2,715

Provision for (benefit from) income taxes (8)........       --             631            1,113

Income applicable to minority interest...............       --             --               --
                                                        -------          -----          -------

Net income (loss)....................................   $ 1,456          $(509)         $ 1,602
                                                        =======          =====          =======

                       COMMUNICATIONS INSTRUMENTS, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(1) Adjustments give effect to the Kilovac Purchase as if such event occurred on January 1, 1997.

  The Kilovac purchase was financed through a portion of the proceeds from the Offering and the Recapitalization.

      Purchase price allocation for the additional 20% of Kilovac:
        Inventory....................................................... $   47
        Fixed Assets....................................................    169
        Intangible Assets...............................................    458
        Minority Interest in Net Income of Subsidiary...................    123
        Goodwill........................................................  3,974
        Liabilities assumed.............................................   (271)
                                                                         ------
                                                                         $4,500
                                                                         ======

(2) Adjustment reflects $14,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(3) Adjustment reflects $3,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(4) Adjustment reflects $106,000 of amortization of goodwill and other intangible assets recorded in connection with the Kilovac Purchase. Goodwill is amortized over 30 years.

(5) Adjustment reflects additional interest expense associated with the use of $4.5 million of the proceeds from the issuance of the Notes to effect the Kilovac Purchase at a 10% annual interest rate.

(6) Adjustment reflects the nine months of the new management fees of $375,000 offset by the removal of old management fees of $107,000.

(7) Adjustment reflects elimination of $2.5 million of the interest expense associated with the Old Credit Facility offset by (i) additional interest expense associated with the issuance of the Notes of approximately
     $90.5 million (net of $4.5 million used to effect the Kilovac Purchase, see
     Note 5) at a 10% annual interest rate and (ii) additional interest expense associated with borrowings against the New Credit Facility of approximately $2.7 million at an assumed interest rate of 9.75%.

(8) Assumes an effective tax rate of 32.3% for Kilovac, 40.0% for the Recapitalization and Offering and 40% for the GRD Acquisition.
     The effective tax rate was computed based upon statutory rates adjusted for certain known permanent differences in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

(9) Adjustments give effect to the Kilovac Purchase and the remaining Transactions as if such events occurred on January 1, 1997.

(10) The Company has accounted for the GRD Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the GRD Acquisition.

(11) Adjustment reflects a lower depreciation expense based on the fair value of the assets purchased ($45) and the reduction of corporate service charges ($459) offset by the estimated incremental costs the Company would incur to replace these services ($208).

(12) Adjustment reflects the removal of corporate service charges ($263) offset by the estimated incremental costs the Company would incur to replace these services ($141).

(13) Adjustment reflects the additional interest expense associated with approximately $4.7 million of bank debt incurred to finance the GRD Acquisition. Interest rates assumed with respect to such bank debt were 8.25% with respect to approximately $4 million of such debt and 9.5% with respect to approximately $700,000 of such debt.

(14) Adjustments give effect to the GRD Acquisition as if such event had occurred on January 1, 1997.